Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Form S-8 (No. 333-184223) of our report dated April 1, 2013, relating to the consolidated financial statements of Sound Financial Bancorp, Inc. and Subsidiary appearing in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Moss Adams LLP

Everett, Washington
April 1, 2013